EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-47751) pertaining to the 401(k) Retirement Plan of Unum Group of our report dated June 15, 2007, with respect to the financial statements and schedule of UnumProvident Corporation 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Nashville, Tennessee
June 15, 2007